UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2022

ARDELYX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 FIFTH AVE., SUITE 210, WALTHAM, MASSACHUSETTS 02451
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	ARDX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 23, 2022 (the “Closing Date”), we entered into a loan and security agreement (the “Loan Agreement”) with SLR Investment Corp., as collateral agent (the “Agent”), and the lenders listed on Schedule 1.1 to the Loan Agreement (collectively the “Lenders”). The Loan Agreement provides for a senior secured term loan facility, with $27.5 million (the “Term A Loan”) funded on the Closing Date and an additional $22.5 million that we may borrow on or prior to July 25, 2023; provided that (i) we have received approval by the U.S. Food and Drug Administration (“FDA”) for our new drug application (“NDA”) for the control of serum phosphorus in chronic kidney disease patients on dialysis by December 31, 2022, and (ii) we have achieved certain product revenue milestone targets described in the Loan Agreement (the “Term B Loan”, and collectively, the Term A Loan and the Term B Loan, the “Term Loan”). The Term Loan has a maturity date of March 1, 2027.

Borrowings under the Term Loan bear interest at a floating per annum rate equal to 7.95% plus the greater of (i) one tenth percent ((0.10%) and (ii) one-month LIBOR. We are permitted to make interest-only payments on the Term Loan through March 31, 2024. Accordingly, beginning on April 1, 2024, we will be required to make monthly payments of interest plus repay the Term Loan in consecutive equal monthly installments of principal. We were obligated to pay one hundred ninety-two thousand five dollars ($192,500), upon the closing of the Term A Loan, and we are obligated to pay seventy-eight thousand seven hundred fifty dollars ($78,750) on the earliest of (i) the funding date of the Term B Loan, (ii) July 25, 2023, and (iii) the prepayment, refinancing, substitution, or replacement of the Term A Loan on or prior to July 25, 2023. We are obligated to pay a fee equal to 4.95% of the aggregate original principal amount of the Term Loan funded upon the earliest to occur of the maturity date, the acceleration of the Term Loan, and the prepayment, refinancing, substitution, or replacement of the Term Loan. We may voluntarily prepay the outstanding Term Loan, subject to a prepayment premium of (i) 3% of the principal amount of the Term Loan if prepaid prior to or on the first anniversary of the Closing Date, (ii) 2% of the principal amount of the Term Loan if prepaid after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, or (iii) 1% of the principal amount of the Term Loan if prepaid after the second anniversary of the Closing Date and prior to the maturity date. The Term Loan is secured by substantially all of our assets, except for our intellectual property and certain other customary exclusions. Additionally, in connection with the Term Loan, we entered into an Exit Fee Agreement, whereby we agreed to pay an exit fee in the amount 2% of the Term Loan funded (the “Exit Fee”) upon (i) any change of control transaction or (ii) our achievement of net revenue from the sale of any products equal to or greater than one hundred million dollars ($100,000,000), measured on a six (6) months basis, tested monthly at the end of each month. Notwithstanding the prepayment or termination of the Term Loan, the Exit Fee will expire 10 years from the Closing Date.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, requirements as to financial reporting and insurance and restrictions on our ability to dispose of our business or property, to change our line of business, to liquidate or dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on our property, to pay any dividends or other distributions on capital stock other than dividends payable solely in capital stock or to redeem capital stock. We have agreed to not allow our unrestricted cash and cash equivalents to be less than the eighty percent (80%) of the outstanding Term Loan balance for any period in which our net revenue from the sale of any products, calculated on a trailing six (6) month basis and tested monthly, is less than sixty percent (60%) of the outstanding Term Loan balance.

In addition, the Loan Agreement contains customary events of default that entitle the Agent to cause our indebtedness under the Loan Agreement to become immediately due and payable, and to exercise remedies against us and the collateral securing the Term Loan, including our cash. Under the Loan Agreement, an event of default will occur if, among other things, we fail to make payments under the Loan Agreement, we breach any of our covenants under the Loan Agreement, subject to specified cure periods with respect to certain breaches, certain Lenders determine that a material adverse change has occurred, we or our assets become subject to certain legal proceedings, such as bankruptcy proceedings, we are unable to pay our debts as they become due or we default on contracts with third parties which would permit the holder of indebtedness to accelerate the maturity of such indebtedness or that could have a material adverse change on us. Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 4.0% per annum will apply to all obligations owed under the Loan Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2022	ARDELYX, INC.

	By:	/s/ Justin Renz
Justin Renz
Chief Financial Officer